October 29, 2019

R. Scott Meyers
Chief Financial Officer
PDC Energy, Inc.
1775 Sherman Street, Suite 3000
Denver, Colorado 80203

       Re: PDC Energy, Inc.
           Form 10-K for Fiscal Year Ended December 31, 2018
           Filed February 28, 2019
           Form 8-K Filed August 8, 2019
           File No. 001-37419

Dear Mr. Meyers:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Energy &
Transportation